EXHIBIT 99.1

PRESS RELEASE

Health Partnership Signs Letter of Intent to Acquire the
Beyond Fitness Companies, a Leading Independent Provider
of Personal Training Services
Thursday, January 12, 9:15 am ET

Beyond Fitness’ Edward “Ted” Sampson to Serve as CEO of Health Partnership’s Fitness Center Division and to Join Board of Directors

CHICAGO--(BUSINESS WIRE)--Jan. 12, 2006--Health Partnership Inc. (OTCBB:HHPN - News the “Company”) today announced that the Company has entered into a letter of intent to acquire the privately held Beyond Fitness group of companies (“Beyond Fitness”). Headquartered in Raleigh, NC, Beyond Fitness currently provides personal training services under contracts with the owners of a total of 55 fitness centers located in NC, SC, UT and FL. Beyond Fitness is expected to be the second acquisition for the Company in the fitness industry, which last month announced its plans to acquire Capital Partners For Health & Fitness, Inc. (“Capital Partners”), a profitable fitness center chain currently with nine locations in the Raleigh, NC area.

Edward “Ted” Sampson, the founder and CEO of Beyond Fitness and the founder and former CEO of the fitness center chain owned by Capital Partners, has agreed to serve as the CEO of the Company’s fitness center division, to be headquartered in Raleigh, in addition to continuing to serve as the CEO of Beyond Fitness. Mr. Sampson has agreed to sign a five-year employment agreement, including a base salary of $250,000 per year, performance bonuses, and a stock grant of 500,000 shares of common stock of the Company vesting 100,000 shares per year over five years, subject to early vesting upon the closing of the acquisition by the Company of another fitness center chain identified and negotiated by Mr. Sampson. Mr. Sampson is also expected to join the Board of Directors of the Company.

Edward “Ted” Sampson, the CEO of Beyond Fitness, stated, “After carefully analyzing several growth options available to us, including going public ourselves, we have concluded that joining the Health Partnership family of companies is the surest path to mutual success for the shareholders, employees and customers of Beyond Fitness. Health Partnership’s decentralized, collaborative management style will be a magnet for other successful entrepreneur-led companies in the fitness industry, and we’re excited to be a part of it.”

Beyond Fitness has not yet been audited. The Company believes that over time Beyond Fitness’ business will to grow to generate earnings before interest, taxes, depreciation and amortization expenses (“EBITDA”) of $2 million or more per year. The letter of intent contemplates that the Company will acquire Beyond Fitness in a merger, for an upfront consideration of $5 million in cash plus $5 million in the form of common stock of the Company. The shareholders of Beyond Fitness may also receive earnout payments from the Company if the EBITDA of Beyond Fitness exceeds $2 million during the first, second or third year following the closing of the merger, to be paid half in cash and half in common stock of the Company. The shareholders of Beyond Fitness will have so-called “piggyback” registration rights in regard to the first registration statement filed by the Company following the closing of the merger.

Closing of the transaction is subject to a number of conditions including a due diligence investigation of Beyond Fitness, the execution and delivery of mutually agreeable definitive documentation, completion of audits, a financing contingency, Board of Director approvals, and other closing conditions.

Douglas Stukel, the President of Health Partnership, stated, “We are extremely happy that Ted Sampson has agreed to lead the senior management team of our fitness industry division. He is a creative, high energy company builder and seasoned executive. With Ted Sampson, Beyond Fitness and Capital Partners on board, Health Partnership expects to soon acquire additional fitness center chains, and hopefully enter the growing physical therapy industry also.”

Statements made in this press release that express the Company’s or management’s intentions, plans, beliefs, expectations or predictions of future events, are forward-looking statements. The words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “will” and similar expressions are intended to further identify such forward-looking statements, although not all forward-looking statements contain these identifying words. Those statements are based on many assumptions and are subject to many known and unknown risks, uncertainties and other factors that could cause the Company’s actual activities, results or performance to differ materially from those anticipated or projected in such forward-looking statements. The Company cannot guarantee future financial results, levels of activity, performance or achievements; and investors should not place undue reliance on the Company’s forward-looking statements. The Company disclaims any obligation to update or amend any such forward-looking statements to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

Contact:

Health Partnership Inc.
Douglas Stukel, President, 815-370-8318
dstukel@aol.com